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As filed with the Securities and Exchange Commission on December 17, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AEROGEN, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0488580 (I.R.S. Employer Identification No.)

2071 STIERLIN COURT
MOUNTAIN VIEW, CA 94043
(650) 864-7300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

JANE E. SHAW
CHIEF EXECUTIVE OFFICER
AEROGEN, INC.
2071 STIERLIN COURT
MOUNTAIN VIEW, CALIFORNIA 94043
(650) 864-7300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
 ROBERT J. BRIGHAM, ESQ.
COOLEY GODWARD LLP
FIVE PALO ALTO SQUARE
3000 EL CAMINO REAL
PALO ALTO, CA 94306-2155
(650) 843-5000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration fee

Common Stock, $0.001 par value	457,317	$2.42	$1,106,707.14	$89.53

(1)
Includes 304,878 shares of common stock that may be issued upon the conversion of debentures and 152,439 shares of common stock that may be issued upon exercise of warrants. Also includes additional shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant's common stock on December 12, 2003, as reported on the Nasdaq SmallCap Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF, AS AMENDED, 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON A DATE THAT THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 17, 2003

457,317 Shares

AEROGEN, INC.

Common Stock

        The selling stockholders listed beginning on page 14 are offering up to 457,317 shares of Aerogen, Inc. common stock, which includes 304,878 shares of common stock issuable to the selling stockholders upon conversion of debentures and 152,439 shares of common stock issuable to the selling stockholders upon the exercise of warrants to purchase common stock. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

        Our common stock trades on the Nasdaq SmallCap Market under the trading symbol AEGN. On December 16, 2003, the last reported sale price of our common stock was $2.42 per share.

        The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See "Plan of Distribution" beginning on page 16 for more information about how the selling stockholders may sell their shares of common stock. We will not be paying any underwriting discounts or commissions in this offering.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.
SEE "RISK FACTORS" BEGINNING ON PAGE 1.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       , 2003.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock.

i

AEROGEN

        Aerogen, Inc. ("Aerogen" the "Company" or "we") was incorporated in Delaware in November 1991, and we are based in Mountain View, California. We are a specialty pharmaceutical company focusing on respiratory therapy in the acute care setting. Our core technology is our proprietary OnQ(tm) Aerosol Generator. Using our technology, we are developing respiratory products for marketing by us, and products in collaboration with, and for marketing by, pharmaceutical and biotechnology companies for both respiratory therapy and for the delivery of drugs through the lungs to the bloodstream.

RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider the following risk factors, in addition to other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business may suffer, the trading price of our common stock could decline and you may lose all or part of your investment.

We need additional capital. If we cannot secure additional funding on acceptable terms within the next few months, we may not be able to continue as a going concern.

        As of September 30, 2003, we had $0.5 million in cash, cash equivalents and short-term investments. Since September 30, 2003, we have received an aggregate of $2.5 million in payments from Medical Industries America (MIA) in connection with the agreement announced in October 2003 with MIA in relation to the Aeroneb® Go nebulizer. In addition, on November 3, 2003, we received gross proceeds of $1,000,000 from SF Capital Partners, Ltd. in connection with the issuance of a convertible debenture and associated warrant. During the first nine months of 2003, our operating cash expenditures averaged $1.4 million per month, which were partially offset by cash collections of trade receivables averaging $0.4 million per month, resulting in a net cash utilization of approximately $1.0 million per month. We need to raise additional funds through public or private financings, sale of certain of our assets, collaborative relationships or other arrangements within the next few months in order to continue as a going concern. We cannot be certain that such additional funding will be available on terms attractive to us, or at all. Furthermore, additional equity or debt financing may involve substantial dilution to our existing stockholders, restrictive covenants or high interest rates. Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish rights to either certain of our products or technologies or desirable marketing territories, or all of these. We may also explore other potential options, such as a merger or sale. If our efforts are unsuccessful, we will have to significantly curtail, or cease entirely, our operations and/or seek bankruptcy protection. Even if we are successful at raising funds to continue our operations, our cash requirements may increase in the future because of our research and development efforts, including clinical trials, capital expenditures and the manufacture and marketing of our products.

We have a history of losses, anticipate future losses and may never achieve or maintain profitability.

        We have never been profitable. Through September 30, 2003, we have incurred an accumulated deficit of approximately $104 million. We expect to continue to incur substantial losses over at least the next several years as we:

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  expand our research and development efforts;

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  expand our preclinical and clinical testing activities;

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  expand our manufacturing efforts, including our commercial production capability; and

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  build our sales and marketing capabilities and launch our products currently being developed.

        To achieve and sustain profitability, we must, alone or with others, develop, obtain regulatory approval for, manufacture, market and sell products. We cannot be sure that we will generate sufficient product revenues, royalties or research and development revenues to become profitable or to sustain profitability.

Our operating results may fluctuate significantly and may fail to meet the expectations of investors.

        We expect that our operating results may fluctuate in the future, and may vary from investors' expectations, depending on a number of factors described in this "Risk Factors" section including:

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  the availability of additional funding and the terms of any such funding;

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  the success of any restructuring actions we have taken or may take in the future;

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  changes in domestic and international economic, business, regulatory, industry and political conditions;

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  demand for our existing products and any we may introduce in the future;

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  timing of the introduction of new products and enhancements of existing products;

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  allocation of our resources, particularly when they are limited; and

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  the costs and expenses relating to any litigation.

Our 2002 reductions in force and our January 2003 restructuring may not be sufficient to accomplish our goals.

        In January and June 2002, we engaged in reductions in force in order to reduce our operating expenses. In December 2002, we began a restructuring that included the suspension of development of our Aerodose insulin inhaler product, and a workforce reduction in January 2003. While these changes were designed to reduce spending, align resources with long-term growth opportunities and preserve cash, there can be no assurances that we will realize any of these expected benefits to the extent needed. Further, we cannot predict whether we will need to engage in additional restructuring actions, which may impact our operating results.

Our stock price may continue to be volatile.

        The market prices for securities of many companies in the life sciences industry have historically been highly volatile, and the market from time-to-time has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. Prices for our common stock may be influenced by many factors, including:

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  market conditions relating to the life sciences industry;

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  investor perception of us as a company;

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  securities analysts' recommendations;

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  delays in the development, regulatory approval or commercialization of our products;

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  announcements of technological innovations or new commercial products by us, our partners or competitors;

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  failure to establish new collaborative relationships or termination of existing collaborative relationships;

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  developments or disputes concerning patent or intellectual property rights;

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  regulatory and pricing developments in both the United States and foreign countries;

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  public concern as to the safety of drugs and drug delivery technologies, including those of our competitors;

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  period-to-period fluctuations in financial results; and

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  economic and other external factors.

        Our common stock is currently trading at a market price significantly below the initial public offering price. There can be no assurance that the price will increase in the future or will recover to the initial public offering price.

Our common stock may be delisted from The Nasdaq SmallCap Market, which may adversely affect the market liquidity and market price of our common stock.

        Our common stock is currently listed on the Nasdaq SmallCap Market and, between July 1, 2002 and November 3, 2003, had a closing bid price of less than $1.00 per share on all but three days. Nasdaq rules do not permit listed companies to maintain closing bid prices below $1.00 per share for more than 30 consecutive trading days. Nasdaq granted us a grace period until November 3, 2003 to regain compliance with this requirement. On On October 31, 2003 we effected, a reverse stock split of our common stock at a ratio of one-for-five. While our closing bid price has exceeded $1.00 per share since November 3, 2003, we cannot be certain that it will remain at that level.

        If we are unable to meet all of the requirements of the Nasdaq SmallCap Market, our stock may be delisted and the trading of our common stock is likely to be conducted on the OTC Bulletin Board or in the over-the-counter market in what is commonly referred to as the "pink sheets," which may have an adverse affect on the market price of our common stock and on the ability of stockholders and investors to buy and sell the common stock. If delisting occurs, stockholders may lose some or all of their liquidity and/or value.

Many of our products are in research and development stages, which makes it difficult to evaluate our business and prospects.

        Many of our products are in the research or development stages. Before we can begin to commercialize our new products, we will need to invest in substantial additional activities, generally including the conduct of clinical trials. To further develop our products, we will need to obtain additional funds and address engineering and design issues, including ensuring that our products deliver a consistent and predictable amount of drug to the lung and that they can be manufactured successfully. We cannot assure that:

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  our research and development efforts will be successful;

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  any of our inhaler, nebulizer or drug products will prove safe and effective;

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  we will obtain regulatory clearance or approval to sell any additional products; or

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  any of our existing or future products can be manufactured in commercial quantities or at an acceptable cost or marketed successfully.

Our technologies are relatively unproven, so they may not work effectively or safely enough to commercialize inhalers, nebulizers or drug-containing products.

        Since our pulmonary drug delivery technologies are new and relatively unproven, many of our products are currently in the research, development or clinical stages. Extensive additional testing will need to be performed to demonstrate that:

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  drugs may be safely and effectively delivered using our technologies;

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  our inhalers and nebulizers are safe across a range of drugs and formulations;

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  our products consistently deliver accurate and predictable amounts of drug over time; and

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  drug formulations are stable in our products.

        If our products do not prove to be safe and effective, we may be required to abandon some or all of them. If we cannot develop new products, our business will suffer.

If clinical trials of our drug products are not successful, drug products using our inhalers or nebulizers may not be commercialized.

        Before either we or our partners can file for regulatory approval for the commercial sale of combination products using our inhalers or our nebulizers, the United Stated Food and Drug Administration ("FDA"), and other governmental agencies in other countries will require extensive clinical trials to demonstrate product safety and efficacy. We are developing drug/inhaler and drug/nebulizer combinations, each of which will require clinical testing. To date, we have completed limited clinical trials using prototype inhalers and nebulizers. If we do not successfully complete appropriate clinical trials, we will not be able to commercialize our products. The results of initial clinical trials do not necessarily predict the results of more extensive clinical trials. Furthermore, we cannot be certain that clinical trials of our products will demonstrate that they are safe and effective to the extent necessary to obtain regulatory approvals. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials.

We have limited experience manufacturing our technology. We depend on key suppliers and contract manufacturers, and their failure to supply us may delay or prevent commercialization of our products.

        We have built our own manufacturing capabilities to produce key components of our products. We have manufactured only limited quantities of our first two products, and limited clinical supplies of other products. We currently produce all of our aerosol generators for our products, partnered or not, in a single facility. We plan to use contract manufacturers to produce certain other key components and subassemblies of our products, many of which are produced in unique facilities and/or with unique tooling. We may assemble some or all of our products ourselves, or we may use contract manufacturers for the final assembly of some or all of our products. We do not have long-term supply contracts with most of our key suppliers or contract manufacturers. In addition, most of them are currently our sole source of supply. We may not be able to enter into, or maintain, satisfactory contracts or arrangements. In addition, manufacturing of our products could be delayed by supply problems at our suppliers or contract manufacturers. If we need to qualify a new supplier or redesign the product, there could be significant delay, and a regulatory filing could be required before we could use the new supplier to provide material for our products. There can be no assurance that we, or our contract manufacturers, can successfully manufacture in high volumes in a timely manner, at an acceptable cost, or at all. We cannot assure that:

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  the design of our products will permit their manufacture on a commercially sustainable scale;

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  manufacturing and quality control problems will not arise as we attempt to scale-up production; or

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  any scale-up of production can be achieved in a timely manner or at a commercially reasonable cost.

        Failure to address these issues adequately could delay or prevent clinical testing and commercialization of our products.

During 2002, our Aerodose inhaled insulin product was our most mature product in development for systemic drug delivery; however, we have suspended development of that product.

        We have completed four small clinical trials (two Phase 1 and two Phase 2) of our Aerodose insulin inhaler product. Early studies generally focus on the safety of a product rather than its effectiveness in treating the disease. We cannot be sure that the results of these and/or other additional clinical trials will prove the safety and effectiveness of our product. During 2002, we did not sign an agreement with a marketing partner to fund the additional development and clinical trials necessary to obtain regulatory approval and to commercialize the product; therefore we have stopped our work on that product, and do not expect to re-start the program until we have an acceptable partner or sufficient funding to pay for additional clinical trials. We cannot assure that we will ever be able to enter into a satisfactory agreement with a marketing partner, and we currently do not have sufficient funds to conduct the necessary development and clinical programs ourselves.

Our ability to market and sell our products depends upon receiving regulatory approvals, which we may not obtain.

        Our products are subject to extensive regulation by the FDA, state and local government agencies, and by international regulatory authorities. These agencies regulate the development, testing, manufacture, labeling, storage, approval, advertising, promotion, sale and distribution of medical devices, drugs and biologics. If we, or our partners, fail to obtain regulatory clearances or approval to develop or to market our products, our business will be harmed and we, or our collaborative partners, will not be able to market and sell our products. Even if granted, regulatory approvals may include significant limitations on the uses for which products may be tested or marketed. Once obtained, required approvals may be withdrawn, or we may not remain in compliance with regulatory requirements. The process for obtaining necessary regulatory approvals for drugs and biologics is generally lengthy, expensive and uncertain. Obtaining and maintaining foreign regulatory approvals in multiple countries is expensive, and we cannot be certain that we will receive approvals in any foreign country in which we or our partners plan to market our products. If we or our partners fail to obtain regulatory approval in the United States or in any foreign country in which we plan to market our products, our revenues will be lower. A longer than expected regulatory process, additional or significant changes in regulatory requirements, or more expensive clinical studies than we anticipate, may cause us to stop development of particular products, which we did with our albuterol and ipratropium inhaler products.

We may not be able to develop certain products if we do not enter into additional collaborative relationships or gain access to compounds from third parties.

        Our strategy depends partially on our ability to enter into collaborative relationships with partners to conduct and fund the clinical trials, manufacturing, marketing and sales activities necessary to commercialize products. To develop products to be marketed by us, we will need to purchase or license, and possibly reformulate and package, drugs for use with our Aerodose inhalers and Aeroneb nebulizers. We cannot assure that we will be able to establish these kinds of arrangements on favorable terms, or at all, or that our existing or future collaborative arrangements will be successful.

If our products do not gain commercial acceptance, we will not generate significant revenue.

        Our success in commercializing our products depends on many factors, including acceptance by healthcare professionals and patients. Their acceptance of our products will depend largely on our ability to demonstrate that ourproducts can compete with alternative delivery systems with respect to:

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  safety;

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  efficacy;

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  the benefits associated with pulmonary delivery;

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  ease of use; and

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  price.

        We cannot be sure that our products will compete effectively, or that we, or our partners, will be able to successfully market any products in a timely manner.

If we are unable to develop a successful sales and marketing effort, we will not be able to sustainably commercialize our products.

        We currently have a small sales and marketing staff and modest marketing budget, and many of our competitors have substantial sales and marketing infrastructures and significant marketing budgets. We rely on third party distributors to sell our products, some of which have limited experience in the markets that we are trying to access. Our success in commercializing our respiratory products in the United States and worldwide will depend on our and our partners' ability to develop and execute a successful sales and marketing effort. There can be no assurance that our current products, which include the Aeroneb® Portable Nebulizer System, the Aeroneb® Professional Nebulizer System, and the Aeroneb®Go (not yet cleared for marketing in the U.S.) will be successful. In any event, these products are not expected to generate revenues sufficient enough to solely support the Company's operations in the foreseeable future. We will initially have financial losses resulting from the marketing and sales expenditures necessary to launch and grow the products. Our distribution and marketing partners have significant discretion in allocating and applying their selling and marketing efforts, so we have limited ability to predict or manage the end-user acceptance of our products, and there can be no guarantee that we can meet demand that rises sharply as a result of our partners' selling and/or marketing efforts.

Our corporate partners may not commercialize our products or may develop products that compete against our products.

        Our business model includes collaborations with pharmaceutical and biotechnology companies. There can be no assurance that we will be able to enter into arrangements that result in successful commercial products. Even if we do enter into such arrangements, we will depend on corporate partners to commercialize the products developed in collaboration with us. If any of our existing or future corporate partners do not complete the development and commercialization of products to which they have obtained rights from us, our business could be impaired. In the drug delivery industry, it is common for corporate partners to conduct feasibility studies with multiple partners. There can be no assurance that our existing or future corporate partners will continue to choose our technology over their own technology or that of our competitors. Collaboration agreements generally provide that the partner can terminate the agreement at any time.

If we are unable to attract and retain the highly skilled personnel necessary for our business, we may not be able to develop our products successfully.

        Because of the specialized nature of our business, we depend upon qualified scientific, engineering, technical and managerial personnel. In particular, our business and prospects depend in large part upon the continued employment of Dr. Jane E. Shaw, our Chairman and Chief Executive Officer. We do not have an employment agreement with Dr. Shaw. Even with the recent downturn in the global economy, there is intense competition for qualified personnel in our business. In addition, our location in northern California makes recruiting qualified personnel from outside the San Francisco Bay area more difficult due to the very high cost of housing. Therefore, we may not be able to attract and retain the qualified personnel necessary to grow our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical, engineering and managerial personnel in a timely manner, would harm our research and development programs and our business.

If our manufacturing facilities, or those of our subcontractors and/or licensees, do not meet federal, state and international manufacturing standards, we may not be able to sell our products in the United States or internationally.

        Our manufacturing facilities, and those of our subcontractors and manufacturing licensee Medical Industries America (MIA), are subject to periodic inspection by regulatory authorities and our operations will continue to be regulated by the FDA for compliance with QSR (Quality System Regulation). We moved into a new facility in Mountain View, California during the second quarter of 2002. Prior to transferring product manufacturing to this facility, we underwent a successful inspection by the FDA, which was completed in May 2002. We received our registration in August 2002. We registered with the FDA an additional manufacturing site in Galway, Ireland, in April 2003. In September 2003, the site in Galway underwent an inspection by the FDA. Two observations were noted. One addressed the manner in which Aerogen records documented in-process acceptance test results and the other addressed the Calibration SOP and equipment that was no longer in use, but had exceeded its calibration period. We submitted a timely response to the FDA. The FDA has not yet informed us as to the adequacy of our response.

        Aerogen, MIA, and Aerogen's subcontractors are also are required to comply with ISO 9001/EN46001 in order to manufacture products for sale in the European Union. ISO, the International Organization for Standardization, is a worldwide federation of national standards bodies. ISO has developed the ISO 9000 family of standards to assist companies in implementing and operating quality management systems. ISO 9001/EN46001 provides the requirements for a quality management system that a company must meet in order for our products to satisfy applicable regulatory requirements.

        In May of 2003, the Mountain View facility successfully obtained certification to ISO 13485: 1996. If Aerogen, MIA or Aerogen's subcontractors fail to maintain compliance with QSR requirements, ISO 9001/EN46001, ISO 13485 or other international regulatory requirements, we may be required to cease all or part of our operations until we comply with the regulations. We cannot be certain that our facilities, or those of MIA and/or our subcontractors, will be found to comply on an ongoing basis with QSR, ISO or other international regulatory requirements.

        The State of California requires that we maintain a license to manufacture medical devices at our Mountain View facility, and our facilities and manufacturing processes may be inspected from time to time to monitor compliance with the applicable regulations. We are subject to licensing requirements and periodic inspections by the California Department of Health Services, the County of Santa Clara and various environmental agencies. If we are unable to maintain a license following any future inspections, we will be unable to manufacture or ship any products. Similar requirements exist in other jurisdictions where our products are manufactured.

Our products may not be commercially viable if government health administration authorities, private health insurers or other third-party payors do not provide adequate reimbursement for the cost of our products.

        In both domestic and foreign markets, sales of our potential products will depend, in part, on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors often challenge the price and cost-effectiveness of medical products and services. There is significant uncertainty about the reimbursement status of newly approved healthcare products. We cannot assure that any of our products will be reimbursed by third-party payors. In addition, we cannot assure that our products will be considered cost-effective or that adequate third-party reimbursement will be available to enable us to maintain price levels sufficient to realize a profit. Legislation and regulations affecting the pricing of health care products may change before our products are approved for marketing, and any such changes could further limit reimbursement. One of our first commercial products, the Aeroneb Pro, is not currently reimbursed by insurance or government entities, which may limit its market penetration.

Our competitors may be more successful in developing competing technologies and gaining market acceptance.

        We compete with pharmaceutical, biotechnology and drug delivery companies, research organizations, individual scientists and nonprofit organizations engaged in the development and commercialization of drug delivery systems and new drug research and testing. We are aware of a number of companies currently seeking to develop pulmonary delivery devices and other non-invasive alternatives to injectable drug delivery, including oral delivery systems, intranasal delivery systems, transdermal systems and infusion systems. Many of these companies and entities have greater research and development, manufacturing, marketing, financial and managerial resources and experience than we do. Accordingly, our competitors may succeed in developing competing technologies and products, obtaining regulatory approval for products or gaining market acceptance more rapidly than we can. If competitors bring effective products to market before we do, there is a risk that we may not be able to gain significant market share because our competitors may have firmly established their products in the market. It is also possible that a competitor may develop a technology or product that renders our technology or products obsolete.

We may be unable to effectively protect our intellectual property, which could enable third parties to use our technology and impair our ability to compete effectively.

        Our ability to compete effectively depends in part on developing and maintaining the proprietary aspects of our aerosolization technology. We cannot be sure that the patents we have obtained, or any patents we may obtain as a result of our pending United States or international patent applications and, in particular, our vibratory aerosolization technology, which is technology that aerosolizes liquids by vibrating a metal plate that contains holes, will provide any competitive advantages for our products. We also cannot assure that those patents will not be successfully challenged, invalidated or circumvented in the future. In addition, we cannot assure that competitors, many of which have substantial resources and have made substantial investments in competing technologies, have not already applied for, or obtained, or will not seek to apply for and obtain, patents that will prevent, limit or interfere with our ability to make, use and sell our products either in the United States or in international markets. Patent applications are maintained in secrecy for a period after filing. We may not be aware of all of the patents and patent applications potentially adverse to our interests.

        A number of pharmaceutical, medical device and other companies, as well as universities and research institutions, have filed patent applications or have issued patents relating to methods and apparatuses for aerosolization and pulmonary drug delivery. We have become aware of, and may become aware of in the future, patent applications and issued patents that relate to certain aspects of the technology employed in our products, including certain aspects of vibratory aerosolization technology. Our pending patent applications, and those we may file in the future, may not result in patents being issued. We do not believe that our products currently infringe any valid and enforceable claims of the issued patents that we have reviewed. However, if third-party patents or patent applications contain claims infringed by our products and such claims are ultimately determined to be valid, we may not be able to obtain licenses to those patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology. Our inability to do either would have a material adverse effect on our business, financial condition, results of operations and prospects. We cannot assure that we will not have to defend ourselves in court against allegations of infringement of third-party patents, or that such defense would be successful.

        In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements. We require our employees and key consultants to execute confidentiality agreements upon the commencement of employment or a consulting relationship with us. We cannot assure that employees or consultants will not breach these agreements, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or be independently developed by competitors.

We have in the past and may become in the future subject to patent litigation, which has been and may be costly to defend and could invalidate our patents.

        The pharmaceutical and medical device industries have been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in these industries have used intellectual property litigation to gain a competitive advantage. We cannot assure that we will not become subject to, whether within or outside of the United States, patent infringement claims or litigation or interference proceedings declared by the United States Patent and Trademark Office, (the "USPTO"), to determine the priority of inventions. In 1999, we settled a patent interference with United States Patent No. 5,261,601, assigned to Bespak. The settlement provided for a cross-license between us and Bespak, as a result of which Bespak has a license to certain of our technology, including the right to sublicense. The scope of the granted license was limited to products employing technology which was disclosed by Bespak in United States Patent No. 5,261,601. Additionally, in April 2003, we received notice that a German patent infringement suit had been filed by PARI GmbH in the regional court in Munich, Germany alleging that Aerogen's Aeroneb Pro product infringes the patent in question. While the suit has not yet been formally initiated by the German regional court, we believe that it is without merit and intends to vigorously defend against all allegations in the suit. In May 2003, we filed an action in the German patent office requesting that the patent in question be rendered null and void.

        Our patent position involves complex legal and factual questions and is generally uncertain. Legal standards relating to the validity and scope of patent claims in the biotechnology and pharmaceutical field are evolving. Defending and prosecuting intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are costly and time-consuming. Further litigation may be necessary to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will be costly and will result in significant diversion of effort by technical and management personnel. An adverse determination in any of the litigation or interference proceedings to which we may become a party could subject us to significant liabilities to third parties, require us to license disputed rights from third parties or require us to cease using such technology, which would have a material adverse effect on our business, financial condition, results of operations and future growth prospects. Patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, and could include ongoing royalties. We cannot assure that we can obtain the necessary licenses on satisfactory terms, if at all.

If we were successfully sued for product liability, we could face substantial liabilities that may exceed our resources.

        Researching, developing and commercializing medical devices and pharmaceutical products entail significant product liability risks. The use of our products in clinical trials, and the commercial sale of our products may expose us to liability claims. These claims might be made directly by consumers or by our partner companies or others selling such products. Companies often address the exposure of this risk by obtaining product liability insurance. Although we currently have product liability insurance, we cannot assure that we can maintain such insurance or obtain additional insurance on acceptable terms in amounts sufficient to protect our business or at all. A successful claim brought against us in excess of our insurance coverage would have a material adverse effect on our business.

We use hazardous and toxic materials and must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

        Our operations involve the use of hazardous and toxic materials and generate hazardous, toxic and other wastes. In particular, we use a special metal alloy to build our aerosol generators a component of which is regulated as a hazardous material. The risk of accidental contamination or injury from hazardous and toxic materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and this liability could exceed our resources. Our operations could be shut down by government officials if we were not in compliance with environmental laws.

We have implemented anti-takeover measures that could discourage or prevent a takeover, even if an acquisition would be beneficial to stockholders.

        Provisions of our Amended and Restated Certificate of Incorporation and bylaws, as well as provisions of Delaware law and of our stockholder rights plan (adopted in 2001 and amended in early 2003), could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions also may discourage bids at a premium over the market price of our common stock and may adversely affect both the market price of our common stock and the voting rights of our stockholders.

Concentration of ownership among our existing executive officers, directors and entities affiliated with our directors may prevent new investors from influencing significant corporate decisions.

        As of September 15, 2003, our executive officers, directors and entities affiliated with our directors beneficially owned, in the aggregate, approximately 28% of the outstanding common stock. As a result, these stockholders may be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change of control of the Company, and will make some transactions difficult or impossible without the support of these stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our industry's results, levels of activity, performance or achievement to be materially different from any future results, performance or achievements expressed or implied in or contemplated by the forward-looking statements. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "should," "estimate," "predict," "potential," "continue," or the negative of such terms or other similar expressions, identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" above and in the documents incorporated by reference. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to update forward-looking statements. The risks contained in this prospectus, among other things, should be considered in evaluating our prospects and future financial performance.

USE OF PROCEEDS

        The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the accounts of the selling stockholders. We will not receive any proceeds from the sale of these shares of common stock

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated financial data as of and for each of the five years in the period ended December 31, 2002, have been derived from our audited consolidated financial statements. The information set forth below should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our annual and quarterly reports and other information that we have filed with the SEC and incorporated by reference in this prospectus. Please see "Where You Can Find More Information About Aerogen and This Offering."

        On October 30, 2003, our stockholders approved a reverse stock split of our common stock, to allow any whole number of outstanding shares between and including four and eight to be combined into one share of our commen stock, and to authorize our Board of Directors to select and file one such amendment. Later on October 30, our Board of Directors approved a five-for-one reverse stock split. On October 31, 2003, we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to effect the five-for-one reverse stock split. All references in the accompanying selected consolidated financial data to common shares, common share price, and per share amounts have been adjusted retroactively to give the effect to this reverse stock split.

	Consolidated Statement of Operations For the years ended, December 31,
	2002	2001	2000	1999	1998
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Total revenues	$2,532	$2,469	$5,832	$468	$85

Costs and expenses:
Cost of products sold	1,786	285	—	—	—
Research and development	17,772	21,698	16,219	7,910	4,392
Selling, general and administrative	8,382	8,138	4,143	2,076	1,600
Purchased in-process research and development	—	—	3,500	—	—
Litigation settlement	—	2,000	—	—	—

Total costs and expenses	27,940	32,121	23,862	9,986	5,992
Loss from operations	(25,408)	(29,652)	(18,030)	(9,518)	(5,907)
Interest and other income, net	497	2,250	1,160	550	345

Net loss	(24,911)	(27,402)	(16,870)	(8,968)	(5,562)
Dividend related to beneficial conversion feature of preferred stock	—	—	(16,517)	—	—

Net loss available to common stockholders	$(24,911)	$(27,402)	$(33,387)	$(8,968)	$(5,562)

Net loss per common share, basic and diluted	$(6.17)	$(6.96)	$(36.49)	$(24.77)	$(17.33)

Shares used in computing net loss per common share, basic and diluted	4,036	3,936	915	362	321

	Consolidated Balance Sheet
	December 31,
	2002	2001	2000	1999	1998
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalent and available-for-sale securities	$8,887	$36,077	$60,976	$7,809	$17,499
Working capital	8,679	33,457	60,639	7,408	16,825
Total assets	19,194	43,468	66,712	9,674	18,608
Long-term obligations, less current portion	205	212	184	100	480
Convertible preferred stock	—	—	—	31,476	31,476
Accumulated deficit	(92,052)	(67,141)	(39,739)	(22,869)	(13,901)
Total stockholders' equity (deficit)	15,744	38,531	64,228	(23,013)	(14,140)

SELLING STOCKHOLDERS

        Pursuant to that certain Loan and Securities Purchase Agreement (the "Purchase Agreement"), dated as of September 9, 2003, by and between the Company and SF Capital Partners, Ltd. ("SF Capital"), we agreed to borrow, and SF Capital agreed to lend, an aggregate of $1,950,000.10 in consideration for two secured convertible debentures. On September 9, 2003, we issued SF Capital a secured convertible debenture in the aggregate principal amount of $950,000.10 (the "First Debenture"). On November 3, 2003, we issued SF Capital an additional secured convertible debenture in the aggregate principal amount of $1,000,000.00 (the "Second Debenture", together with the First Debenture, the "Debentures"). The Second Debenture is convertible for up to 304,878 shares of Common Stock at a conversion price of $3.28 per share. In addition to the Debentures, we issued SF Capital warrants to purchase up to an aggregate of 423,867 shares of common stock. On September 9, 2003, we issued SF Capital a warrant to purchase up to an aggregate of 271,428 shares of common stock (the "First Warrant"). On November 3, 2003, we issued SF Capital an additional warrant to purchase up to 152,439 shares of common stock (the "Second Warrant"). The terms of the Debentures and Warrants preclude SF Capital from converting or exercising (as applicable) the Debentures or Warrants to the extent that such conversion or exercise would result in SF Capital and its affiliates beneficially owning in excess of 9.999% of the outstanding shares of common stock following such conversion or exercise. Pursuant to the terms of that certain Registration Rights Agreement, dated as of September 9, 2003, by and between the Company and SF Capital, we agreed to register the common stock issuable upon conversion of the Debenture and exercise of the Warrants. The common stock issuable upon conversion of the First Debenture and exercise of the First Warrant were registered on a registration statement on Form S-3 (No. 333-109971) initially filed with the Securities and Exchange Commission on October 24, 2003.

        The shares being offered hereunder include: (i) the 304,878 shares of common stock issuable upon conversion of the Second Debenture and (ii) the 152,439 shares of common stock issuable upon exercise of the Second Warrant.

        We have registered the above-referenced shares to permit each of the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from each selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares.

        The following table sets forth the name of each selling stockholder, the number of shares owned by each of the respective selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling stockholders after this offering is completed. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. The number of shares in the column "Number of Shares Being Offered" represents all of the shares that a selling stockholder may offer under this prospectus, and assumes the exercise of all the warrants for common stock. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders.

        Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934. Unless otherwise noted, none of the share amounts set forth below represents more than 1% of our outstanding stock as of December 12, 2003, adjusted as required by rules promulgated by the SEC. The percentages of shares beneficially owned prior to the offering are based on 4,395,971 shares of our common stock outstanding as of December 12, 2003, plus the shares of common stock issuable upon conversion of the debentures and exercise of the warrants for common stock held by certain of the respective selling stockholders.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering(1)
			Number of Shares Being Offered
Name
	Number	Percent		Number	Percent
SF Capital Partners, Ltd. (2)	488,337	9.999%	457,317	0	0%
Total Number of Shares Being Offered			457,317

(1)
Assumes the sale of all shares owned by the selling stockholder.

(2)
The number of shares beneficially owned prior to the offering consists of (i) 105,047 shares of common stock; (ii) 617,735 shares issuable upon conversion of debentures; and (iii) 423,867 shares issuable upon exercise of warrants held by this selling stockholder, for a total of 1,146,649 shares which would represent 21.088% of the Company's outstanding common stock. However, the terms of such debentures and warrants preclude the holders thereof from converting or exercising (as applicable) its debenture or warrant to the extent that such conversion or exercise would result in such holder and its affiliates beneficially owning in excess of 9.999% of the Company's outstanding common stock following such conversion or exercise.

PLAN OF DISTRIBUTION

        The Selling Stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The Selling Stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

        The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. Each Selling Stockholder has represented and warranted to the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

        The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Cooley Godward LLP, Palo Alto, California will give its opinion that the shares offered in this prospectus have been or will be upon sale, validly issued, fully paid and non-assessable.

EXPERTS

        The consolidated financial statements of Aerogen, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT AEROGEN AND THIS OFFERING

        You should rely only on the information provided or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

        We are a reporting company and we file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a resale registration statement on Form S-3 under the Securities Act to register the shares of common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC's public reference rooms at 450 Fifth Street, N.W., in Washington, DC. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date we filed the registration statement of which this prospectus is a part and before the effective date of the registration statement and any future filings we will make with the SEC under those sections.

        The following documents filed with the SEC are incorporated by reference in this prospectus:

  1.
  Our Current Report on Form 8-K filed on October 7, 2003;

  2.
  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

  3.
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

  4.
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

  5.
  Our Annual Report on Form 10-K for the year ended December 31, 2002; and

  6.
  The description of our common stock set forth in Registration Statement on Form S-1 (Registration No. 333-44470) filed with the Securities and Exchange Commission on August 25, 2000.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Aerogen, Inc., Attention: Corporate Secretary, 2071 Stierlin Court, Mountain View, California 94043, telephone: (650) 864-7300.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

 457,317 SHARES

AEROGEN, INC.

COMMON STOCK

PROSPECTUS

                        , 2003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        We will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered hereunder other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. The extent of these expenses is set forth in the following table. All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$89.53
Legal fees and expenses	20,000.00
Accounting fees and expenses	7,500.00
Miscellaneous expenses	4,500.00
Total	$32,089.53

Item 15. Indemnification of Directors and Officers

        As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of duty of loyalty to us or to our stockholders, such as:

  •
  For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  For unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  •
  For any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

        We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Aerogen, Inc., arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

        At present, there is no pending litigation or proceeding involving a director or officer of Aerogen as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 16. Exhibits

Exhibit Number	Description
3.2(1)	Amended and Restated Certificate of Incorporation of the Company.
3.2.1(2)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company.
3.4(3)	Amended and Restated Bylaws of the Company.
4.1(3)	Specimen Stock Certificate.
4.3(2)	Debenture, dated as of November 3, 2003, issued by the Company in favor of SF Capital Partners, Ltd. ("SF Capital").
4.4(2)	Warrant, dated as of November 3, 2003, issued by the Company in favor of SF Capital.
5.1	Opinion of Cooley Godward LLP.
10.13(4)	Loan and Securities Purchase, dated as of September 9, 2003, by and between the Company and SF Capital.
10.15(4)	Registration Rights Agreement, dated as of September 9, 2003, by and between the Company and SF Capital.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney (included on signature page).

(1)
Incorporated by reference to the Company's Form 10-Q for the quarterly period ended June 30, 2002, filed with the Securities and Exchange Commission on August 13, 2002.

(2)
Incorporated by reference to the Company's Form 10-Q for the quarterly period ended September 30, 2003, filed with the Securities and Exchange Commission on November 14, 2003.

(3)
Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 333-44470), filed with the Securities and Exchange Commission on August 25, 2000.

(4)
Incorporated by reference to the Company's Form 8-K, filed with the Securities and Exchange Commission on October 7, 2003.

Item 17. Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities therein, and such offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Aerogen, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, County of Santa Clara, State of California, on December 17, 2003.

AEROGEN, INC.
By:	/s/ JANE E. SHAW Jane E. Shaw Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jane E. Shaw and Robert S. Breuil, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462 of the Securities Act of 1933, as amended) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ JANE E. SHAW Jane E. Shaw	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 17, 2003
/s/ ROBERT S. BREUIL Robert S. Breuil	Chief Financial Officer (Principal Financial and Accounting Officer)	December 17, 2003
/s/ THOMAS R. BARUCH Thomas R. Baruch	Director	December 17, 2003
/s/ JEAN-JACQUES BIENAIMÉ Jean-Jacques Bienaimé	Director	December 17, 2003
/s/ BERNARD COLLINS Bernard Collins	Director	December 17, 2003
/s/ PHYLLIS I. GARDNER Phyllis I. Gardner	Director	December 17, 2003
/s/ YEHUDA IVRI Yehuda Ivri	Director	December 17, 2003
/s/ PHILIP M. YOUNG Philip M. Young	Director	December 17, 2003

INDEX TO EXHIBITS

3.2(1)	Amended and Restated Certificate of Incorporation of the Company.
3.2.1(2)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company.
3.4(3)	Amended and Restated Bylaws of the Company.
4.1(3)	Specimen Stock Certificate.
4.3(2)	Debenture, dated as of November 3, 2003, issued by the Company in favor of SF Capital Partners, Ltd. ("SF Capital").
4.4(2)	Warrant, dated as of November 3, 2003, issued by the Company in favor of SF Capital.
5.1	Opinion of Cooley Godward LLP.
10.13(4)	Loan and Securities Purchase, dated as of September 9, 2003, by and between the Company and SF Capital.
10.15(4)	Registration Rights Agreement, dated as of September 9, 2003, by and between the Company and SF Capital.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney (included on signature page).

(1)
Incorporated by reference to the Company's Form 10-Q for the quarterly period ended June 30, 2002, filed with the Securities and Exchange Commission on August 13, 2002.

(2)
Incorporated by reference to the Company's Form 10-Q for the quarterly period ended September 30, 2003, filed with the Securities and Exchange Commission on November 14, 2003.

(3)
Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 333-44470), filed with the Securities and Exchange Commission on August 25, 2000.

(4)
Incorporated by reference to the Company's Form 8-K, filed with the Securities and Exchange Commission on October 7, 2003.

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TABLE OF CONTENTS
AEROGEN
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELECTED CONSOLIDATED FINANCIAL DATA
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT AEROGEN AND THIS OFFERING
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS